OPERATING AGREEMENT

OF

SUMMA, LLC

A Nevada Limited Liability Company

This Operating Agreement for Summa, LLC, a Nevada Limited Liability Company (the "Company"), is made and entered into as of April ____, 2014 by its current Members, All American Resources, L.L.C., a Nevada limited liability company, TY & Sons Investments Inc., a Canada corporation, and Lithium Corporation, a Nevada corporation ("Members").

RECITALS

A. The Articles of Organization for the Company were filed with the Nevada Secretary of State on December 12, 2013.

B. The Members desire to define the rights and obligations of the Members with respect to the operation of the Company and therefore adopt this Operating Agreement.

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

1.1 "Articles of Organization" shall mean the Articles of Organization of the Company filed with the Nevada Secretary of State on December 12, 2013, and as the same may be hereafter amended from time to time.

1.2 "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls", "is controlled by", or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 "Capital Account" as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

1.4 "Capital Contribution" shall mean any contribution to the capital of the Company in cash, property, or services rendered, or promissory note or other binding obligation to

contribute cash or property, or to perform services.

1.4.1 "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

1.5 "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

1.6 "Company" shall refer to Summa, LLC.

1.7 "Default Interest Rate" means the prime rate on the date of default plus two percent (2%).

1.8 "Deficit Capital Account" shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

1.8.1 credit to such Capital Account of any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

1.8.2 debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

1.9 "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager(s).

1.10 "Distributable Cash" means all cash, revenues and funds received by the Company (other than cash contributed as Capital and cash obtained from loans to the Company), less the sum of the following to the extent paid or set aside by the Company: (i) all principal and

interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company's business.

1.11 "Economic Interest" shall mean an economic interest owner's share of one or more of the Company's Net Profits, Net Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Nevada Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision of the Members or Managers.

1.12 "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

1.13 "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

1.14 "Gifting Member" shall mean any Member who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

1.15 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

1.15.1 The initial Gross Asset Value of an asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Manager(s), provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 8.1 hereof shall be as set forth in Schedule 8.1, and provided further that, if the contributing member is a Manager, the determination of the fair market value of any other contributed asset shall require the consent of the other Members owning a majority interest (determined without regard to the Capital Account of such contributing Member).

1.15.2 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, taking Code Section 7701(g) into account as determined by the Manager(s) as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a *de minimus* contribution of property (including money); (b) the distribution by the Company to a Member of more than a *de minimus* amount of property as consideration for a Membership Interest or Economic Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determine(s) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

1.15.3 the Gross Asset Value of any Company asset distributed to any

Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager(s), provided that, if the distributee is a Manager, the determination of the fair market value of the distributed asset shall require the consent of the other Members owning a majority interest (determined without regard to the Capital Account of the distributee Member). Upon the distribution of such asset, the Capital Account of each Member will be debited or credited with such Member's allocable share of gain or loss which would have been recognized by the Company had the property been sold for an amount equal to its fair market value immediately prior to such distribution (to the extent that the gain or loss inherent in such distributed property has not been previously reflected in the Capital Accounts), in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e).

1.15.4 the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 8.3 and subparagraph 1.19.4 under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Manager(s) determine(s) that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph 1.15.4.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph 1.15.1, 1.15.2 or 1.15.4 of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

1.16 "Manager" or "Managers" shall mean one or more of the Company's Members. Specifically, "Initial Managing Members" shall be the Members listed in Section 4.1. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

1.17 "Member" shall mean any Person executing this Operating Agreement, or hereafter admitted to the Company, but does not include any Person who has ceased to be a Member in the Company.

1.18 "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Economic Interest, the right to vote and participate in management and such other rights and privileges that the Member may enjoy by being a Member.

1.19 "Net Profits" and "Net Losses" shall mean for each taxable year of the Company an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

1.19.1 Any items of income, gain, loss and deduction allocated to Members pursuant to Section 9.3 shall not be taken into account in computing Net Profits or Net Losses of this Operating Agreement;

1.19.2 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

1.19.3 Any expenditure of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss; and

1.19.4 In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause 1.15.2 or 1.15.3 of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

1.19.5 Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

1.19.6 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year; and

1.19.7 To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest or Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

1.20 "Nevada Act" shall mean the Nevada Limited Liability Company Act at NRS 86.011 et seq.

1.21 "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

1.22 "Person" shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

1.23 “Property” shall mean all real and personal property, tangible and intangible, including intellectual property rights owned by the Company.

1.24 "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

1.25 "Selling Member" shall mean any Member who sells, assigns, or otherwise transfers for consideration all or any portion of its voting Membership Interest or Economic Interest.

1.26 "Sharing Ratio" with respect to any Member, is the ratio specified in Section 5.1.1.

1.27 "Transferring Member" shall collectively mean a Selling Member and a Gifting Member.

1.28 "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

1.29 "Voting Rights", of a Member, means the number of votes allocated to a Member in Section 5.1.1.

ARTICLE II

FORMATION OF COMPANY

2.1 Formation. Henry H. Tonking organized the Company as a Nevada limited liability company by executing and delivering Articles of Organization to the Nevada Secretary of State on December 12, 2013 in accordance with and pursuant to the Nevada Act.

2.2 Name. The name of the Company is Summa, LLC.

2.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 1135 Terminal Way #106, Reno, Washoe County, Nevada 89502. The Company may locate its places of business and registered office at any other place or places as the Manager or Managers may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its Registered Agent at 1135 Terminal Way #106, Reno, Washoe County, Nevada 89502, and the name of its Registered Agent at such address is Office Support Center, Inc. The registered office and Registered Agent may be changed from time to time by filing the address of the new registered office and/or the name of the new Registered Agent with the Nevada Secretary of State pursuant to the Nevada Act.

2.5 Term. The term of the Company shall be perpetual from the date of filing the

Articles of Organization with the Nevada Secretary of State, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Nevada Act.

ARTICLE III

BUSINESS OF COMPANY

3.1 Permitted Businesses. The business of the Company shall be:

3.1.1 To exercise all other powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Nevada Limited Liability Company Act, NRS 86.011, *et seq*.

3.1.2 To engage in all activities necessary, customary, convenient, or incident to any of the foregoing including but not limited to the acquisition of mining claims, whether patented or unpatented, in the State of Nevada and managing, leasing, selling or developing the same.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS

4.1 Classes of Membership. There will be only one class of Membership in the Company. The rights and obligations of the Members will be set forth in Article V. The Members, as of the date hereof, are listed below. There are no Economic Interest owners as of the date hereof.

NAME	ADDRESS
All American Resources, L.L.C.	11380 South Virginia Street #2011 Reno, NV 89511
TY & Sons Investments Inc.	Suite 918-1030 West Georgia Street Vancouver, BC V6E 2Y3
Lithium Corporation	5976 Lingering Breeze Street Las Vegas, NV 89148

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBERS

5.1 Rights and Privileges of Membership. There is one class of membership in the Company. The Member holds a Membership Interest which includes an Economic Interest and the right to participate in management and vote. The rights and privileges of the Members are as

follows:

5.1.1 Members will each hold a Membership Interest and will have the number of votes as shown on Schedule 8.1 and will be allocated profits and losses in the percentage indicated on Schedule 8.1 as provided in Section 9.1.

5.2 Ownership Certificates.

5.2.1 The Membership Interest of the Members will not be represented by a certificate.

5.3 Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Nevada Act, and other applicable law.

5.4 Company Debt Liability and Member Guarantees. A Member will not be personally liable for the debts or losses of the Company beyond his Capital Contribution and any obligation of the Member under Sections 8.1 or 8.2 to make Capital Contributions.

5.5 List of Members. The Manager shall maintain a list showing the names and addresses of the Membership Interests of all Members.

5.6 Company Books. In accordance with Section 9.9 herein, the Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member's expense.

5.7 Priority and Return of Capital. No Member will have priority over, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions, provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

5.8 Liability of a Member to the Company. A Member is liable to the Company only as provided in NRS 86.391, or NRS 86.343.

ARTICLE VI

MEETINGS OF MEMBERS

6.1 Annual Meeting. The annual meeting of the Members may be held, if at all, at such time as determined by the Members, commencing with the year 2015, for the purpose of the transaction of such business as may come before the meeting including the election of the Manager.

6.2 Special Meetings. Special meetings of the Members for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member.

6.3 Place of Meetings. The Members may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in Section 6.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than fifteen (15) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If the Members meet at any time and place, either within or outside the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

6.7 Quorum. The Members holding at least a majority of the voting interest, represented in person or by proxy, shall constitute a quorum at any meeting of the Members. In the absence of a quorum at any such meeting, a majority of the voting interest represented at the meeting may adjourn the meeting to a time certain that is at least three (3) business days and not more than sixty (60) calendar days after the date of such meeting. Notice of the continued date shall be given to the Members. At the date of the continued meeting the quorum shall consist of a majority of all voting interests represented in person or in proxy. However, if adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to the Members of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of voting interests whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of a majority of the Members shall be the act of the Members, unless the vote of a greater or lesser portion or number is otherwise required by the Nevada Act, by the Articles of Organization, or by this

Operating Agreement.

6.9 Proxies. At all meetings of the Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the number of Members with sufficient votes to approve the action as required by the terms and provisions of the Operating Agreement or the Nevada statute and the consents are delivered to the Manager for inclusion in the Minutes or filing with the Company's records. Action taken under this section is effective when the requisite number of Members required to vote and to approve the action have signed the consent unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VII

RIGHTS AND DUTIES OF MANAGER

7.1 Management of the Company. The business and affairs of the Company will be managed by its three Managing Members. All references in this Article VII to the Company shall be construed and shall apply to the Manager thereof. The Manager shall direct, manage and control the business of the Company to the best of his ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the action requires the consent of a majority or greater percentage of the Managing Members is required by Section 7.3 or 7.4 .

7.2 Number, Tenure and Qualifications. The number of Managers of the Company shall be fixed from time to time by a majority vote of the Members. The Initial Managers of the Company are Henry H. Tonking, as a representative of Member All American Resources, L.L.C., Tom Lewis, as a representative of Member Lithium Corporation, and Talal Yassin, as a representative of Member TY & Sons Investments Inc.. The Manager or Managers shall hold office until the next annual meeting of Members or until his successor is elected and qualified.

The Managers shall be elected by an affirmative vote of the Members holding 75% of the Voting Rights. Each Manager must be a Member but need not be a resident of the State of Nevada. The acts and signature of one Manager are sufficient to bind the Company.

7.3 Powers of Manager. Without limiting the generality of Section 7.1 and subject to the limitations in Section 7.4, the Manager shall have power and authority on behalf of the Company:

7.3.1 Subject to Section 7.10, and to the extent the Company is not obligated for an amount which is more than $4,999.00 to enter into contracts, borrow money for the Company from banks, other lending institutions, the Managers, Members, or Affiliates of the Managers or Members, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No contract or debt of more than $9,999 shall be contracted or liability incurred by or on behalf of the Company except by the written action of at least two (2) Managers.

7.3.2 To acquire property from any Person as the Manager may determine. Subject to Section 7.10, the fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with that Person;

7.3.3 To purchase liability and other insurance to protect the Company's property and business;

7.3.4 To hold and own any Company real and/or personal properties in the name of the Company;

7.3.5 To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

7.3.6 To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company;

7.3.7 To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

7.3.8 To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve;

7.3.9 To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business;

7.3.10 Contract on behalf of the Company for the employment and services of employees or independent contractors and delegate to those persons the duty to manage or supervise any of the assets or operations of the Company; and

7.3.11 Make any and all tax selections.

Unless authorized to do so by this Operating Agreement or by the Manager of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

7.4 Restrictions on Authority of the Manager. The Manager shall not have the authority to, and covenants and agrees that he shall not do any of the following acts without the affirmative vote of the Members holding 75% of the Voting Rights

7.4.1 To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of three quarters of the voting Members shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company's business;

7.4.2 Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 3.1 hereof;

7.4.3 Knowingly do any act in contravention of this Operating Agreement;

7.4.4 Knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Operating Agreement;

7.4.5 Confess a judgment against the Company.

7.4.6 Possess property owned by the Company, or assign rights in specific property owned by the Company, for other than a Company purpose;

7.4.7 Knowingly perform any act that would cause the Company to conduct business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability company;

7.4.8 Cause a significant change in the nature of the Company's business;

7.5 Liability for Certain Acts. Each Manager shall perform his duties as Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Member who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company. The Managers do not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by such Manager.

7.6 Manager and Members have no Exclusive Duty to Company. The Initial Manager shall not be required to manage the Company as his sole and exclusive function and he (and any other Manager and/or Member) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other income investments or activities of any Manager and/or Member or to the income or proceeds derived therefrom. Neither the Manager nor any Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

7.7 Bank Accounts. The Company shall maintain bank accounts as the Manager deems necessary.

7.8 Indemnity of the Manager, Employees and Other Agents. The Company shall indemnify the Manager and make advances for expenses to the maximum extent permitted under NRS 86.411 to 86.471 inclusive, except indemnity shall not extend to claims or expenses arising from the gross negligence, fraud, or willful misconduct of the Manager. The Company shall indemnify its employees and other agents who are not managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Members by a majority vote, except indemnity shall not extend to claims or expenses arising from the gross negligence, fraud, or willful misconduct of the Company's employees or other agents.

7.9 Right to Rely on the Manager(s).

7.9.1 Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

a. The identity of any Manager or any Member;

b. The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by any Manager or which are in any other manner germane to the affairs of the Company;

c. The Persons who are authorized to execute and deliver any instrument or document of the Company; or

d. Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

7.10 Conflicts of Interest.

The Manager and the Members intend to avoid situations involving conflicts of interests. To the extent that any Manager, any Member, or any Affiliate of any Manager or any Member, provides services to or otherwise enters into any transaction with the Company that could otherwise be provided by independent third parties, such Manager, Member or Affiliate of the foregoing shall receive interest or fees at rates that are no less favorable to the Company than rates customarily charged for similar services by persons engaged in the same or substantially similar activities. The provisions of any such agreement to enter into any transaction or provide services entered into between the Company and such Manager, Member, or Affiliate of the foregoing shall be at least as favorable to the Company as the terms reasonably expected by the Manager to be available in an arm's length transaction with an independent third party.

7.11 Manager's Actions by Written Consent. Action required or permitted to be taken by the Manager, as the case may be, may be taken without a meeting if the action is evidenced by a written consent describing the action signed by the Manager having the authority to take the action as required by the terms of the Operating Agreement or Nevada statute. Action taken under this section is effective when the required number of Managers required to vote to approve the action have signed the consent.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1 Members' Capital Contributions.

Initial Contributions. Initial Capital Contributions of the Members are listed on Schedule 8.1 hereby incorporated.

8.2 Subsequent Contributions. This Section shall apply to subsequent Capital Contributions by Members. Without creating any rights in favor of any third party, each Member shall contribute to the Company, in cash, on or before the date specified as hereinafter described that Member's Sharing Ratio of all monies that in the judgment of two Manager(s) are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities. The Manager(s) shall notify each Member of the need for Capital Contributions pursuant to this Section 8.2 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be no earlier than the fifth business day following each Member's receipt of its notice) before which the Capital Contributions must be made. Notices for Capital Contributions must be sent to all Members in accordance with their Sharing Ratios.

8.3 Failure to Contribute.

8.3.1 If a Member does not contribute by the time required all or any portion of a Capital Contribution that Member is required to make, as provided in this Operating Agreement, to the Company, on notice to that Member (the "Delinquent Member"), one or more of the following remedies:

a. taking such action (including. without limitation, court proceedings) as the Manager(s) deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in default together with interest thereon at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Delinquent Member;

b. permitting the other Members in proportion to their Sharing Ratios or in such other percentages as they may agree (the "Lending Member," whether one or more), to advance the portion of the Delinquent Member's Capital Contribution that is in default, with the following results:

(i) the sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Operating Agreement;

(ii) the principal balance of the loan and all accrued unpaid interest thereon is due and payable in whole on the tenth day after written demand therefor by the Lending Member to the Delinquent Member;

(iii) the amount loaned bears interest at the Default Interest Rate from the day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Lending Member;

(iv) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the loan and all interest accrued on it have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and then to principal);

(v) the payment of the loan and interest accrued or it is secured by a security interest in the Delinquent Member's Membership Interest, as more fully set forth in this Section; and

(vi) the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Operating Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings) that the Lending Member may deem appropriate to obtain payment by the Delinquent Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Delinquent Member

c. exercising the rights of a secured party under the Uniform Commercial Code of the State of Nevada, as more fully set forth in this Section; or

d. exercising any other rights and remedies available at law or in equity.

8.3.2 Each Member grants to each Lending Member with respect to any loans made by the Lending Member to that Member as a Delinquent Member pursuant to this Section, as security, equally and ratably, for the payment of all loans and interest accrued made by Lending Members to that Member as a Delinquent Member pursuant to this Section, a security interest in the Delinquent Member's Membership Interest under the Uniform Commercial Code of the State of Nevada. The Delinquent Member authorizes the Lending Member to file a financing statement to perfect the security interest. On any default in the payment of such a loan or interest accrued on it, the Lending Member is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted in this Section. If the purchaser at a Uniform Commercial Code public or private sale is a Member, then the Delinquent Member's entire Membership Interest will be transferred to the purchaser. If the purchaser at the Uniform Commercial Code public or private sale is not a Member, then only the Delinquent Member's Economic Interest will pass to the purchaser unless the purchaser is approved as a Member of the Company as required by Section 11.1.

8.3.3 Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of two Manager(s)' may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the Statutory Interest Rate at prime plus 2% from the date of the advance until the date of payment, and is not a Capital Contribution.

8.4 Capital Accounts.

8.4.1 A separate Capital Account will be maintained for each Member. Each Capital Account will be increased by (1) the amount of money contributed (rather than loaned) by each Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits; (4) any items in the nature of income and gain which are specially allocated to the Member pursuant to paragraphs 9.3.1, 9.3.2, 9.3.3, 9.3.4, 9.3.5, 9.3.6, 9.3.7, and 9.3.10; and (5) allocations to such Member of income described in Section 705(a)(1)(B) of the Code. Each Member's Capital Account will be decreased by (1) the amount of money distributed to such Member (excluding payments of loans and interest thereon, fees paid to a Member and reimbursement of expenses to a Member which shall not decrease a Member's Capital Account) by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; (4)

any items in the nature of deduction and loss that are specially allocated to the Member pursuant to paragraphs (a), (b), (c), (d), (e), (f), (i) and/or (j) of Section 9.2; and (5) allocations to the account of such Member of Net Losses.

8.4.2 In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the Transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

8.4.3 The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.3 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

8.4.4 Upon liquidation of the Company (or any Member's Membership Interest or Economic Interest holder's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest holders, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with Section 12.3.2. The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest holder whose interest is liquidated (either upon the withdrawal of the Member of the liquidation of the Company) against the amount otherwise distributable to such Member.

8.4.5 Except as otherwise required in the Nevada Act (and subject to Section 8.1 and 8.2), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member's or Economic Interest holder's Capital Account.

8.5 Withdrawal or Reduction of Members' Contributions to Capital.

8.5.1 A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

8.5.2 A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE IX

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 Distributions. Non-liquidating distributions of Distributable Cash shall be made to each Member in proportion to each Member's Sharing Ratio. Non-liquidating distributions of Distributable Cash shall be made to each Member:

9.1.1 First, to each Member in proportion to the federal taxable income of the Company which will be allocated to each Member ("Tax Profits") for the current Fiscal Year as reasonably estimated by the Managers no later than ten (10) days prior to the dates that federal estimated quarterly taxes are due for individuals in an amount equal to the remainder, if any, of: (i) the product of 40% multiplied times the estimated Tax Profits allocable to such Member for the portion of the year ending on the last day of the most recent quarter, minus (ii) the sum of all Distributions made to each such Member pursuant to this Section 9.1.1with respect to such Fiscal Year, plus 40% of any Unrecovered Tax Losses attributable to such Member as of the first day of the current Fiscal Year. The Unrecovered Tax Losses attributable to a Member shall mean the positive remainder, if any, of such Member's share of Company federal tax losses for all prior Fiscal Years minus the Member's share of Tax Profits for all prior Fiscal Years. The objective of this Section 9.1.1, is to make distributions with reference to each Member's (and such Member's predecessor's) share of cumulative Company taxable income or loss. Without limiting this objective, for purposes of this Section 9.1.1, a Member's share of Tax Profits and Unrecovered Tax Losses shall be determined with reference to Sections 704(c), 734, and 743 of the Code.

9.1.2 Second, to each Member in proportion to each Member's Sharing Ratio.

9.2 Allocations of Net Profits and Net Losses for Tax Purposes. Except as otherwise provided in Section 9.3, all Net Profits for tax purposes of the Company will be allocated among the Members in accordance with Section 9.1. Net Losses for tax purposes shall be allocated to the Members in accordance with Section 9.1 to the extent the Members have a positive balance in their Capital Account for tax purposes. If a Member does not have a positive balance, that Member's share of loss shall be allocated among Members who have a positive balance in their Capital Account. If no Member has a positive balance, the loss shall be allocated in accordance with Section 9.1.

9.3 Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding Section 9.2 hereof:

9.3.1 In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.3.1 be interpreted to comply with the

alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

9.3.2 In the event any Member would have a Deficit Capital Account at the end of any Company Taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations and such Member's share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

9.3.3 Notwithstanding any other provision of this Section 9.3, if there is a net decrease in the Company's minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This Section 9.3.3 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

9.3.4 Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members' Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

9.3.5 Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in the same manner as Net Profit or Net Loss is allocated for such period.

9.3.6 In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

9.3.7 Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within seven years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

9.3.8 In the case of any distribution by the Company to a Member or Economic Interest Holder, such Member or Economic Interest Holder shall, solely for federal income tax purposes (and not for Capital Account purpose), be treated as recognizing gain in an amount equal to the lesser of:

a. the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member's Membership Interest or Economic Interest Owner's Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

b. the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Economic Interest Holder. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest holder under Section 704(c)(1)(B) of the Code of all property which (1) had been contributed to the Company within five years of the distribution; and (2) is held by the Company immediately before the distribution had been distributed by the Company to another Member or Economic Interest holder. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest holder to the Company, then such property shall not be taken into account under this Section 9.3.8 and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

c. All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

9.3.9 Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.3.1, 9.3.2, 9.3.3, and/or 9.3.4 hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.2 and 9.3.1, 9.3.2, 9.3.3, 9.3.4, and/or 9.3.5 and shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.3.1, 9.3.2, 9.3.3, 9.3.4, and/or 9.3.5 hereof had not occurred.

9.3.10 For purposes of determining Net Profit or Net Loss, or any other items allocable to any period, Net Profit, Net Loss and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and Treasury Regulations thereunder.

9.4 Authorizing Distributions. Except as provided in Section 8.4(d), all distributions of Distributable Cash shall be made to the Members as set forth in Section 9.1 on the record date of such distribution. Except as provided in Section 9.5, all distributions of Distributable Cash and Company assets shall be made at such time as determined by the Manager(s) and all amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 9.4.

9.5 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions, and the distribution is not prohibited by NRS 86.343.

9.6 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using an accrual basis of accounting as determined by the Managers. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

9.7 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

9.8 Loans to Company. Subject to Section 7.9, nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

9.9 Accounting Period. The Company's accounting period shall be the calendar year.

9.10 Records and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

9.10.1 A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

9.10.2 A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

9.10.3 Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

9.10.4 Copies of the Company's currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

9.10.5 Minutes of every annual, special meeting and court-ordered meeting;

9.10.6 Any written consents obtained from Members for actions taken by Members without a meeting.

9.10.7 Member's Right to Exam Records. Each Member is entitled to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the interest of the Member as a Member in the Company the Company records, financial reports, tax returns, and other records as provided in Nevada Revised Statute 86.241 and 86.243.

9.11 Returns and other Elections. Henry H. Tonking shall be designated as the "Tax Matters Partner" pursuant to the requirements of Section 6231(a)(7) of the Internal Revenue Code and in such capacity shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service. The Initial Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

All elections permitted to be made by the Company under federal or state laws shall be made by the Initial Manager in his sole discretion; provided that the Initial Manager will make any tax election requested by a Member owning a majority interest; provided further that the Initial Manager shall not cause, or permit, the Company to file any election pursuant to United States Treasury Regulations §301.7701-3 to be treated as other than a partnership unless the Initial Manager provides no less than 30 days prior written notice to each Member.

ARTICLE X

TRANSFER BY MEMBER OF A MEMBERSHIP INTEREST

10.1 Transfer by a Member.

10.1.1 Transfer of Entire Membership Interest. A Member shall have no right to sell, assign, transfer, exchange, grant a security interest in, pledge, or hypothecate for consideration (collectively "sell or sale") of all of its Membership Interest without the prior written consent of the other Members.

10.1.2 Transfer of Economic Interest. A Member subject to Section

10.2.2 may sell, gift, bequeath, or otherwise transfer for no consideration, by operation of law, or bankruptcy (collectively "gift") all or any part of the member's economic interest. Provided the transfer shall not be complete until the name and address of the transferee has been provided to the Manager and the transferee has signed an acknowledgment agreeing to abide by the terms of this Operating Agreement.

10.1.3 Acknowledgment. Each Member acknowledges the reasonableness of the restrictions on sale and gift of a Membership Interest imposed by this Operating Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable.

10.2 Transfer by or at the Death of a Member and Option to Purchase Economic Interest.

10.2.1 Upon the death of a Member, that Member's Economic Interest only but not the right to participate in management or vote, will be distributed to that Member's successors or to his heirs and devisees provided his successor or personal representatives give the Company notice of his death and the name and address of his successor or his personal representative and provide any documents the Company reasonably requests as proof of authority to act as the successor or for the decedent, including the name and address of the successor or the heirs and devisees.

10.2.2 A Member may sell all or part of his Economic Interest, provided, however, that the Company shall have the right of first refusal to acquire the Member's Economic Interest on the terms and conditions the interest was offered to a third party. A Member desiring to sell his Economic Interest ("Transferring Member") shall submit, in writing, to the Managers any written offer or the terms and conditions of any oral offer to purchase or sell his Economic Interest ("Notice of Intent"). The Company will have thirty (30) days after receipt of the Notice of Intent within which to notify the Transferring Member of the Company's election to purchase the Transferring Member's Economic Interest on the terms and conditions set forth in the Notice of Intent. If the Company does not provide the notice of its intent to exercise its right of first refusal and acquire the Transferring Member's Economic Interest on or before the end of the thirty-day time period, the Company will be deemed to have elected to not exercise its right of first refusal. If the Company elects to exercise its right of first refusal, it will conclude the purchase of the Member's Economic Interest on the terms and conditions set forth in the Notice of Intent within fifteen (15) days after the Company notifies the Transferring Member of its intent to purchase the Transferring Member's Economic Interest.

10.3 Triggering Events - Involuntary Transfer by a Member. If any of the triggering events listed below occur as to any Member, the Member's Interest shall become an Economic Interest only, without voting rights or right to participate in management and the Member will be deemed to have resigned as a Manager.

10.3.1 A Member is adjudicated a bankrupt, either voluntary or involuntary;

10.3.2 A Member makes an assignment for the benefit of creditors;

10.3.3 A Member's Interest is subject to a writ of attachment or charging order.

ARTICLE XI

ADDITIONAL MEMBERS

11.1 From the date of the formation of the Company, any Person or entity approved by a vote of 75% of the Members, in writing, may become a Member in this Company only as a transferee of a Member's Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement.

11.2 No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at his option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1 Dissolution. The provisions of this Article XII shall apply to the Company and to each Member.

12.1.1 The Company shall be dissolved upon the occurrence of any of the following events:

a. by the unanimous consent and agreement of the Members.

12.1.2 As soon as possible following the occurrence of any of the events specified in this Section 12.1 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Nevada Secretary of State and file same with the Nevada Secretary of State's office.

12.1.3 If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member's executor, administrator, guardian, conservator, or other legal representative ("Successor") may exercise all of the Member's rights for the purpose of settling his estate or administering his property, provided, however, that for purposes of Article XI and Section 12.1.1, the Successor shall not be considered a Member and shall have no right to vote, approve or consent to any matter pursuant to such provisions.

12.1.4 Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Withdrawal Event. Unless otherwise approved by the Members, a Member who resigns (a

"Resigning Member") or whose Membership Interest is otherwise terminated by virtue of a Withdrawal Event, regardless of whether such Withdrawal Event was the result of a voluntary act by such Resigning Member, shall be entitled to receive only those distributions to which such Resigning Member would have been entitled had such Resigning Member remained a Member (and only at such times as such distribution would have been made had such Resigning Member remained a Member). Except as otherwise expressly provided herein, a Resigning Member shall become an Economic Interest owner. Damages for breach of this Section 12.1.4 shall be monetary damages only (and not specific performance), and such damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

12.2 Effect of Filing of Dissolving Statement. Upon the filing by the Nevada Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

12.3 Winding Up, Liquidation and Distribution of Assets.

12.3.1 Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

12.3.2 If the Company is dissolved and its affairs are to be wound up, the Manager shall:

a. Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind);

b. Allocate any Net Profit or Net Loss resulting from such sales to the Members' Capital Accounts in accordance with Article IX hereof;

c. Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions and the return of capital, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

d. Distribute the remaining assets in the following order:

(1) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the

Members shall be adjusted pursuant to the provisions of Article IX and Section 8.3 of this Operating Agreement to reflect such deemed sale;

(2) The positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members as provided in Section 9.1, pro rata if necessary as determined by the Manager, either in cash or in kind, as determined by the Manager(s), with any assets distributed in kind being valued for this purpose at their fair market value. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations;

12.3.3 Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever;

12.3.4 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated;

12.3.5 The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

12.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Nevada Act. Duplicate originals of such articles of dissolution shall be delivered to the Nevada Secretary of State.

12.5 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Nevada Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

12.6 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member

or Members shall have no recourse against any other Member.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

13.2 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in Section 9.10. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

13.3 Application of Nevada Law. This Operating Agreement and the application of interpretation hereof shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Nevada Act.

13.4 Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the written agreement of the Members holding 75% of the Voting Rights.

13.6 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings and Pronouns. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope,

extent or intent of this Operating Agreement or any provision hereof. All pronouns and only variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the Person or Persons may require.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If a provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.15 Rule Against Perpetuities. The parties hereto intend that the Rule Against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in the Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 13.15, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one years after the death of the survivor of the group composed of current Members and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

13.16 Legal Representation. The Company and Member All American Resources, L.L.C., have been advised and represented in this matter by the law firm of Robison, Belaustegui, Sharp & Low ("Law Firm"). All other Members, if any, will have been represented by their own counsel or have voluntarily waived their right to counsel. All signatories to this Agreement hereby consent to the representation of them and the Company by the Law Firm and waive any current or future conflicts of interest arising from that representation. Pursuant to

Rule 1.7 of the Nevada Rules of Professional Conduct, each of the signatories represents that he has been advised and given adequate opportunity to consult with independent legal counsel with respect to the contents of this document and the waiver, and if he has not consulted with independent legal counsel, he voluntarily waives the right and opportunity to do so.

13.17 Investment Representations. The undersigned Members agree and understand (1) that the Membership Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, the Nevada Securities Act or any other state securities laws (the "Securities Acts") because the Company is issuing these Membership Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering; (2) that the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment; and (3) that exemption from registrations under the Securities Acts would not be available if the Membership Interests were acquired by a Member with a view to distribution.

Accordingly, each Member hereby confirms to the Company that such Member is acquiring the Membership Interests for the Member's account for investment and not with a view to the resale or distribution thereof. Each Member agrees not to transfer, sell or offer for sale any portion of his Membership Interest unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of a Membership Interest delivers to the Company an option of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member understands that the Company is under no obligation to register the Membership Interests or to assist such Member in complying with any exemption from registration under the Acts if such Member should at a later date, wish to dispose of the Membership or Economic Interest. Furthermore, each Member realizes that the Membership Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member is not an "affiliate" of the Company and the Membership Interest has been beneficially owned and fully paid for by such Member for at least three years, and prior to acquiring a Membership Interest, each Member has made an investigation of the Company and its business and have had made available to each such Member all information with respect thereto which such Member needed to make an informed decision to acquire the Membership Interest. Each Member considers himself or itself to be a person possessing experience and sophistication as an investor which are adequate for the evaluation for the merits and risks of such Member's investment in the Membership Interest.

CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Operating Agreement, consisting of 29 pages, excluding schedules, constitutes the Operating Agreement of Summa, LLC, adopted by the Members of the Company as of the date set forth above in the introductory paragraph.

MEMBERS

ALL AMERICAN RESOURCES, L.L.C.,
a Nevada limited liability company

By______________________________
Name______________________________
Title: Manager

TY & SONS INVESTMENTS INC.,
a Canada corporation

By______________________________
Talal Yassin
Title:______________________________

LITHIUM CORPORATION,
a Nevada corporation

By______________________________
Tom Lewis, President

SCHEDULE 8.1

MEMBERSHIP PERCENTAGE AND SHARING RATIO

MEMBER	**CAPITAL CONTRIBUTION**	**MEMBERSHIP & VOTING PERCENTAGE**
All American Resources, L.L.C., a Nevada liability company	$50,000 in cash and services = $125,000	50%
TY & Sons Investments Inc., a Canada corporation	$118,000 in cash and services = $125,000	25%
Lithium Corporation, a Nevada corporation	$100,000 in cash and services = $125,000	25%